Exhibit 10.44

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of November 3rd, 2006, and is made by and between Hawkeye LLC (“Employer”), InfrastruX Group, Inc. (“InfrastruX”) and Michael Giarratano (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is currently employed by Employer;

WHEREAS, Employer is a wholly owned subsidiary of InfrastruX; and

WHEREAS, Employer, InfrastruX and Employee each have determined that it is desirable to enter into this Agreement pursuant to which Employer agrees to continue to employ the Employee and Employee agrees to continue providing services to the Employer and lnfrastruX upon the terms and conditions set forth herein; and

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer, InfrastruX and Employee hereby agree as follows:

1.	EFFECTIVE DATE

This Agreement shall be effective as of the Closing Date (as defined in the LLC Membership Interest Purchase Agreement by and among William J. Haugland, an Individual, and Hawkeye Group LLC and a direct or indirect subsidiary of InfrastruX) expected to be on or about November 3, 2006.

2.	EMPLOYMENT

Employer will continue employing Employee and Employee agrees to continue employment with Employer as its Executive Vice President. Employee will have the authority, title and duties as may be granted from time to time by William J. Haugland, which authorities and duties will be materially consistent with Employee’s position as of the date of this Agreement. Employee will perform these duties and such other duties as may be assigned from time to time by William J. Haugland, which relate to the business of InfrastruX, its subsidiaries, Employer or any business ventures in which InfrastruX, its subsidiaries or Employer may participate.

3.	ATTENTION AND EFFORT

Employee will devote his full business time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the term of this Agreement.

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4.	TERM

Unless otherwise terminated pursuant to Section 7, Employee’s term of employment under this Agreement shall expire on the second anniversary of the date of this Agreement (“Expiration Date”). This Agreement shall automatically be renewed for successive one-year terms unless the party wishing to terminate this Agreement does so by providing written notice to the other party no less than ninety (90) days prior to the Expiration Date. Upon renewal of this Agreement, the term “Expiration Date” will refer to the end of the one-year renewal period.

5.	COMPENSATION

During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

5.1	Base Salary

Employee’s compensation shall consist, in part, of an annual base salary of $236,350 (the “Base Salary”) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. The Employer shall review the Employee’s Base Salary annually and will determine any increases in the amount of the annual base salary for future years.

5.2	Bonus

Employee shall be eligible to earn, in addition to the Base Salary, an annual cash bonus in an amount to be determined by the Employer each year, which bonus shall be based upon performance criteria and corporate objectives to be established from time to time by the President of Employer.

6.	BENEFITS

During the term of this Agreement, Employee will be entitled to participate in all benefit programs as shall be provided or offered from time to time to senior executive-level employees of InfrastruX and its subsidiaries, subject to and in accordance with applicable eligibility requirements.

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7.	TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Sections 9 and 10 shall survive termination of this Agreement and the termination of Employee’s employment hereunder:

7.1	By Employer

With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment by giving written notice to Employee. The notice shall be effective immediately if termination is for Cause and thirty (30) days later if termination is not for Cause.

7.2	By Employee

Employee may terminate his employment at any time, for any reason, upon giving thirty (30) days’ prior written notice.

7.3	Automatic Termination

This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean a long-term disability that entitles Employee to receive long-term disability benefits under the Employer’s long-term disability plan or policy applicable to Employee, or in the absence of such a plan or policy, the Employee’s inability to perform the duties set forth in Section 2 hereof for a period or periods constituting ninety (90) consecutive calendar days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Board. Termination hereunder shall be deemed to be effective at the end of the calendar month in which Employee’s death or total disability occurs.

8.	TERMINATION PAYMEMTS

In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8:

8.1	Termination by Employer

If Employer terminates Employee’s employment without Cause prior to the Expiration Date, Employee shall be entitled to receive (a) termination payments equal to one year of current Base Salary, which shall be made to Employee in equal installments for a period of twelve (12) months commencing on the first month anniversary of the Termination Date; (b) a bonus for the year of termination of employment equal to the Employee’s annual bonus awarded for the year immediately preceding the year of termination pro-rated for the number of full or partial months employed during the current bonus year prior to such termination of employment, payable as soon as practicable following such termination of employment; (c) continuation of the Employer paid medical benefits for a period of twelve (12) months; and (d)

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any unpaid Base Salary which has accrued for services already performed as of the date of termination (“Termination Date”) payable as soon as practicable following Termination Date. The Employee’s entitlements under any other benefit plan or program shall be as determined thereunder. In addition, promptly following such termination of employment, the Employee shall be paid for all accrued, unused vacation and shall be reimbursed for all reimbursable expenses incurred by the Employee prior to the Termination Date.

If Employee is terminated by Employer for Cause (as defined in Section 8.4 below), Employee shall not be entitled to receive any of the foregoing payments and benefits, other than (i) those set forth in Section 8.l(d) above; (ii) payment for all accrued, unused vacation and reimbursement for all reimbursable expenses incurred by the Employee prior to the Termination Date and (iii) the Employee’s entitlements under any benefit plan or program as determined thereunder.

8.2	Termination by Employee

(a) If Employee resigns for Good Reason prior to the Expiration Date, Employee shall be entitled to receive the same termination payments and benefits as provided for in Section 8.1 for a termination without Cause, payable as specified thereunder. “Good Reason” means only any one or more of the following: (1) material breach by Employer of this Agreement, and its failure to cure such breach within thirty (30) days after written notice from Employee to Employer specifying in reasonable detail the alleged breach; (2) reduction, without Employee’s consent, of Employee’s salary or reduction or elimination of any compensation or benefit plan benefiting Employee, unless the reduction or elimination of such benefit plan is generally applicable to all senior executive level employees (or employees of a successor or controlling entity of Employer); (3) assignment to Employee, without his consent, of duties materially inconsistent with Employee’s position, authority, duties or responsibilities as of the date of this Agreement (or such higher level of position, authority, duties or responsibilities are subsequently assigned to Employee(, which results in a material diminution in such position, authority, duties or responsibilities; or (4) involuntary relocation of Employee’s primary work location by more than forty-five (45) miles from Employee’s current work location.

(b) In the case of the termination of Employee’s employment by Employee for other than Good Reason, Employee shall not be entitled to receive any of the foregoing payments and benefits, other than (i) those set forth in Section 8.1(d) above; (ii} payment for all accrued, unused vacation and reimbursement for all reimbursable expenses incurred by the Employee prior to the Termination Date and (iii) the Employee’s entitlements under any benefit plan or program as determined thereunder.

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8.3	Payments Upon Automatic Termination

In the case of the Automatic Termination as defined in Section 7.3 hereof, Employee shall not be entitled to any payments hereunder, other than (i) those set forth in clauses (b), (c) and (d) of Section 8.1 hereof; (ii) payment for all accrued, unused vacation and reimbursement for all reimbursable expenses incurred by the Employee prior to the Termination Date and (iii) the Employee’s entitlements under any benefit plan or program as determined thereunder.

8.4	Cause

Whenever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean:

(a) willful misconduct on the part of Employee that has a material adverse effect on Employer and its subsidiaries, taken as a whole;

(b) Employee’s engaging in (i) conduct which could reasonably result in his conviction of a felony or a crime against Employer (ii) conduct involving fraud, moral turpitude, substance abuse or other willful misconduct which would materially compromise Employer’s reputation or Employee’s ability to perform his duties;

(c) unreasonable refusal by Employee to perform the duties and responsibilities of his position in any material respect, unless Employee cures the refusal within thirty (30) days after receipt of written notice specifying in reasonable detail the duties and responsibilities not being performed; or

(d) violation of the covenants set forth in Section 10 hereof

No action, or failure to act, shall be considered willful or unreasonable if the Employee did it in good faith and with the reasonable belief that his action or omission was in the best interests of Employer

8.5	No Duty to Mitigate

The Employee shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in this Section 8, and no compensation or benefits described in this Section 8 shall be subject to reduction or offset on account of any subsequent compensation.

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9.	RECORDS AND CONFIDENTIAL DATA

9.1	Acknowledgement

The Employee acknowledges that, in connection with the performance of his duties for the Employer as an employee under the terms of this Agreement, that the Employer has made and will make available to the Employee, or the Employee will have access to, certain Confidential Information of the Employer and its affiliates. The Employee acknowledges and agrees that any and all Confidential Information learned or obtained by the Employee during the course of the Employee’s employment by the Employer or otherwise (including, without limitation, information that the Employee obtained through or in connection with the Employee’s employment with the Employer prior to the date hereof) whether developed by the Employee alone or in conjunction with others or other Vise, shall be and is the property of the Employer and its affiliates.

9.2	Confidentiality Obligations

The Employee shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Employee’s discharge of the Employee’s duties hereunder, and will use reasonable efforts to safeguard the Confidential Information from unauthorized disclosure.

9.3	Return of Confidential Information

Promptly, but no later than fifteen (15) business days following the termination of Employee’s employment with the Employer, the Employee will return to the Employer all Written Confidential Information in his possession which has been provided to the Employee and the Employee will destroy all copies of any analyses, compilations, studies or other documents prepared by the Employee or for the Employee’s use containing or reflecting any Confidential Information. The Employee shall, upon written request of the Employer and within fifteen (15) business days of the receipt of such request by the Employee, deliver to the Employer a document certifying that, to the best of his knowledge, such written Cont1dential Information has been returned or destroyed in accordance with this Section 9.3.

9.4	Definition

For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Employer, and any of its subsidiaries, including, without limitation, the Employer’s contractor, customer, supplier and vendor lists and information, marketing strategies, pricing policies or characteristics, product or product specifications, designs, software systems, leasing costs, cost of equipment, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, trade

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secrets or other information of similar character. For purposes of this Agreement, Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Employee from third persons other than employees of the Employer, its subsidiaries, the Employer and the Employer’s affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.

10.	ADDITIONAL COVENANTS

10.1	Non-interference with Accounts

The Employee acknowledges and agrees that the Employer’s customers and Confidential Information are important business assets of the Employer. Accordingly, the Employee covenants and agrees that during Employee’s employment with the Employer, and for (i) the first year following termination of Employee’s employment (the “Initial Post-Termination Period), the Employee shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, sell or otherwise provide or solicit the sale or provision of any product, process or service in the Field (as defined below) (“Product”), that competes directly with any Product of the Employer, to any of the Employer’s customers (“Customers”), and (ii) the second year following termination of Employee’s employment (the “Second PostTermination Period” and, together with the Initial Post-Termination Period, the “PostTermination Period}, the Employee shall not directly or indirectly on behalf of William Haugland or any other person, business, corporation, or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, William Haugland, sell or otherwise provide or solicit the sale or provision of any Product in the Field as defined below), that competes directly with any Product of the Employer, to any of the Employer’s Customers. For purposes of this Agreement, (i) “Field” shall mean the field of construction and other related infrastructure services to electric and/or gas utilities, and (ii) “Customers” shall mean any customers of the Employer to or through which the Employer sold or provided any Products during the twelve (12) month period prior to the termination of the Employee’s employment.

10.2	No Diversion

The Employee covenants and agrees that (a) during the Employee’s employment with the Employer, and (b)(i) for the Initial Post-Termination Period, the Employee shall not intentionally divert or attempt to divert or take advantage of or attempt to take advantage of any of Employer’s actual business opportunities in which it has a current

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interest or business opportunities being actively pursued by the Employer. joint ventures, other business combinations, investment opportunities, relationships with contractors, customers, suppliers and vendors of the Employer, and other sin1ilar opportunities) and (ii) for the Second Post Termination Period, the Employee shall not directly or indirectly on behalf of William Haugland or any other person, business, corporation, or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, William Haugland, intentionally divert or attempt to divert or take advantage of or attempt to take advantage of any of Employer’s actual business opportunities in which it has a current interest or business opportunities being actively pursued by the Employer joint ventures, other business combinations, investment opportunities, relationships with contractors, customers, suppliers and vendors of the Employer, and other similar opportunities), in each case which the Employee became aware of as the result of and during the Employee’s employment with the Employer. Notwithstanding anything to the contrary in the foregoing, this shall not limit the Employee from investing in, becoming employed by, acting as a consultant or otherwise providing services to any entity that is not in the Field.

10.3	Non-competition

The Employee acknowledges and agrees that the Employer’s Confidential Information is an important business asset of the Employer. In addition, the Employee acknowledges and agrees that he has and will continue to play an integral role in the development and maintenance of goodwill between the Employer and its customers. Accordingly, in order to protect the Employer’s Confidential Information and customer goodwill, the Employee covenants and agrees that (a) during the Employee’s employment with the Employer, and (b)(i) for the Initial Post-Termination Period, the Employee shall not knowingly directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest in, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages in the Field, and (ii) for the Second Post Termination Period, the Employee shall not knowingly directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest in, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, William Haugland and that engages in the Field (all of the foregoing, “Employer Activities”). This Covenant applies to Employer Activities in any territory or jurisdiction in which the Employer is doing business or has made affirmative business preparations to do business during the term of the Employee’s service. This Covenant does not prohibit the Employee from (i) being

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employed by or acting as a consultant or otherwise providing services to an employer in the construction industry in general, so long as be personally does not perform any services or otherwise engage in the Field and does not use or disclose any Confidential Information in connection therewith, or (ii) the mere passive ownership of less than five percent (5%) of the outstanding stock of any public corporation as long as the Employee is not otherwise in violation of this Covenant.

10.4	Non-recruitment

The Employee agrees that the Employer has invested substantial time and effort in assembling its present workforce. Accordingly, the Employee covenants and agrees that during Employee’s employment with the Employer and for the Post-Termination Period, the Employee shall not directly or indirectly entice or solicit any of the Employer’s employees or contractors to leave their employment or engagement with the Employer.

11.	ENFORCEMENT OF COVENANTS

11.1	Remedies

The Employee acknowledges that should he violate any of the covenants contained in Sections 9 and 10 above (collectively “Covenants:”), it will be difficult to determine the resulting damages to the Employer and, in addition to any other remedies the Employer may have, the Employer shall be entitled to seek temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Employer may elect to seek one or more of these remedies at the Employer’s sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Employer from seeking any remedies in another situation. Such action by the Employer shall not constitute a waiver of any of the Employer’s rights.

11.2	Severability and Modification of Any Unenforceable Covenant

It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable because of over breadth, then the Covenants shall be modified so as to make such Covenants reasonable and enforceable under the prevailing circumstances.

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11.3	Construction

Any reference to the Employer in this Section 11 shall include the Employer and all of its subsidiaries.

11.4	Tolling

In the event of the breach by the Employee of any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Employer shall receive the benefit of the Employee’s compliance with the Covenants. This Section 11.4 shall not apply to any period for which the Employer is awarded and receives actual monetary damages for breach by the Employee of a Covenant with respect to which this Section 11.4 applies.

12.	NOTICE AND CURE OF BREACH

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant10 any provision of this .Agreement, the party asserting the breach of this Agreement shall give the other party at least thirty (30) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the thirty (30) day period.

13.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Michael Giarratano
10 Bay First St. Islip, NY 11751

If to Employer:	Hawkeye LLC
100 Marcus Boulevard
Hauppauge.11788
Attn: William J. Haugland, President

If to InfrastruX:	InfrastruX Group, Inc.
Skyline Towers
10900 N.E. Fourth Ave., Suite 1900
Bellevue, WA 98004
Attn: Chief Operating Officer

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If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

14.	REPRESENTATIONS BY THE COMPANY

The execution, delivery and performance by the Employer of this Agreement has been July authorized by all necessary corporate action on the part of the Employer. The execution, delivery and performance by Employer of this Agreement will not (i) result in or constitute a breach by Employer under any agreement or instrument to which either is a party or by which either is bound, (ii) violate any order, judgment or decree applicable to Employer, or (iii) violate any provision of the Employer’s by laws. This Agreement is the valid and binding obligation of Employer, enforceable against Employer in accordance with its terms.

15.	INDEMNIFICATION

Employer shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer, employee or director of the Employer and/or any of its affiliates and subsidiaries to the fullest extend allowed by law. The Employer shall assure that Employee remains covered by the Employer’s policies of directors’ and officers’ liability insurance for six years following the date of termination of the last position (employee, officer or director) to terminate. Employee will be entitled to indemnification available under the Employer’s by-laws and Articles of Incorporation and under any such directors and officers’ liability insurance as is maintained by the Employer.

16.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

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17.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

18.	ARBITRATION

In the event that a dispute shall arise between the parties concerning the meaning, application, enforcement or breach of this Agreement, such dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS including the internal appeal process provided form Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in New York, New York before a single arbitrator. The arbitrator shall be acceptable to the Employer and the Executive. However, if the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by the Employer, another appointed by the Executive and the third appointed by the other two arbitrators or, if the arbitrators do not agree, appointed by the JAMS. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain confidentiality in respect to any arbitration between them (including any decision rendered in such arbitration) except as necessary to enforce or invalidate the arbitration award or as required by law. Each party shall bear their own cost of the: arbitration; provided, however, that the arbitrator may in any award require that the fees and expenses of the prevailing party be paid by the other party.

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19.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

Sections 8, 9, 10, 11, 13, 15, 16, 18, 19, 21, 23, 24, 25 and 26 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period

21.	APPLICABLE LAW

This Agreement shall in all respects-; including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to any rules governing conflicts of laws.

22.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall he liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

23.	HEADINGS

All beadings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

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24.	SECTION 409A

It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereu.r1der) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the Termination Date to be a “specified employee” ‘Within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or pro-vided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A), or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefore were paid by the Executive, the Employee shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during the Delay Period promptly after its conclusion.

25.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 19 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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26.	ENTIRE AGREEMENT

This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and, supersedes, cancels and annuls all previous employment agreements, between the Employer (and/or its predecessors) and Employee, as the same may have been amended or modified, and any right of Employee thereunder other than for compensation accrued thereunder as of the date hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EMPLOYEE

/s/ Michael Giarratano
MICHAEL GIARRATANO

HAWKEYE, LLC

By:	/s/ William J. Haugland

Name:	William J. Haugland

Title:	President

INFRASTRUX, LLC

By:	/s/ Alan Levande

Name:	Alan Levande

Title:

EMPLOYMENT AGREEMENT

MICHAEL GIARRATANO

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AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is dated as November 15, 2009, and is made by and among Hawkeye LLC, InfrastruX Group, Inc. and Mike Giarratano. Reference is made to that certain Employment Agreement dated as of October 31, 2006 among Hawkeye LLC, InfrastruX Group, Inc. and Mike Giarratano (as cu11ended by this Amendment, the “Agreement”). Capitalized terms used herein but not defined shall have the mecu1ing ascribed to such te1ms in the Agreement.

For good and valuable consideration, the sufficiency m1d receipt of which are hereby acknowledged, Employer, InfrastruX and Employee hereby agree as follows:

1.	EFFECTIVE DATE. This Amendment shall be effective as of November 15, 2009.

2.	EMPLOYMENT Section 2 of the Agreement shall be amended and replaced in its entirety with the following

“Employer will continue employing Employee and Employee agrees to continue employment with Employer. At the direction of Employer and InfrastruX and in fulfillment of Employee’s duties to Employer, until further agreement of InfrastruX and Employee, Employee agrees to serve as the President of Flowers Holding Co., Inc., Flowers Mcu1agement Co., Inc., Flowers Limited Partner, Inc. and/or Texas Electric Utility Construction Management, L.L.C. (collectively, the “Texas Entities”), which position is located in Forth Worth, Texas. Employee will have the authority cu1d duties as may be grcu1ted from time to time by the CEO of InfrastruX, which authorities and duties will be materially consistent with Employee’s position as of the date of this Agreement. Employee will perform these duties and such other duties as may be assigned from time to time by the CEO InfrastruX, which relate to the business of InfrastruX, its subsidiaries or any business ventures in which InfrastruX or its subsidiaries may participate. In the event that Employee and InfrastruX determine that Employee should resume duties for Employer, Employee shall restm1e such duties at a title no less senior than that of Executive Vice President and with such authorities and duties, and at such salary m1d with such benefits, materially consistent with Employee’s position prior to assuming duties for the Texas Entities (a “Renewed Position”). Employer acknowledges that no “Termination of Service,” as defined in the InfrastruX Group, Inc. 2007 Equity Incentive Plan, has occurred or shall occur connection with Employee’s assignment to or from Employer and the Texas Entities, as contemplated under this Amendment.”

3.	ATTENTION AND EFFORT. Section 3 of the Agreement shall be amended to replace the term “Employer’s” with the term “InfrastruX’s.”

4.	COMPENSATION

4.1	Section 5.1 of the Agreement shall be amended to replace the annual base salary of “$236,350” with “$256,250”, beginning February 1, 2010.

42	Section 5.2 of the Agreement shall be amended and replaced in its entirety with the following:

“Employee shall be eligible to earn, in addition to the Base Salary, an annual cash bonus in an amount to be determined by InfrastruX each year, which bonus shall be based upon performance criteria and corporate objectives to be established from time to time by the President of InfrastruX and which criteria and objectives shall be consistent with the bonus program for which senior executive-level employees are eligible. Notwithstanding the foregoing, the annual cash bonus for calendar year 2009 shall be no less than 50% of Employee’s Base Salary.”

5.	BENEFITS. Section 6 of the Agreement shall be amended as follows:

5.1	The enumeration “6.1” shall be inserted immediately preceding the phrase “During the term of this Agreement…”

5.2	The following provisions shall be inserted at the end of the section:

“6.2 Without limitation of the foregoing, InfrastruX shall pay for all costs of commuting to and from Employee’s residence in Long Island, New York to Texas no less than every other weekend, at reasonable rates, and for all costs of living (including without limitation, the use, fuel and maintenance of a recent model car, living accommodations, utilities and food) until such time as Employee may relocate his residence to Texas, in Employee’s discretion (a “Relocation”). In the event that Employee, in Employee’s discretion, relocates his residence to Texas (as well as in the event that Employee accepts a Resumed Position and relocates to the Long Island, New York area), InfrastruX shall pay for all costs of relocation, at reasonable rates, consistent with the relocation packages provided or offered from time to time to senior executive-level employees of InfrastruX and its subsidiaries, and at a minimum including insured transportation by a reputable carrier of furniture, art, vehicles and other personal property.

6.3 As additional consideration hereunder and in addition to any other stock appreciation rights granted to Employee prior to the date of this Agreement, within 3 0 days after the date of this Agreement, Infras1ruX shall grant to Employee 30,000 Stock Appreciation Rights pursuant to the;

InfrastruX Group, Inc. 2007 Equity Incentive Plan, which rights shall vest 20% on the date of grant, and 20% on each of the next four anniversaries of the grant. InfrastruX acknowledges that such grant of rights has been duly authorized and approved by the board of directors of InfrastruX.”

6.	FORM OF NOTICE. Section 13 of the Agreement shall be amended as follows:

6.1	To insert that a copy of all notices to Employee shall simultaneously be sent to the following address:

“Michael Giarratano

c/o Flowers Holding Co., Inc.

115 West 71Jl Street

Fort Worth, Texas 76102.”

6.2	To replace the “Attention to” line for any notices to Employer in its entirety to read “Attention: President.”

7.	REPRESENTATIONS BY THE COMPANY AND INDEMNIFICATION. Sections 14 and 15 of the Agreement shall be amended to provide that all representations and covenants made by Employer are also hereby made by InfrastruX.

8.	ASSIGNMENT. Section 16 of the Agreement shall be amended to insert the following sentence at the end of such section:

“In the event of a Relocation, the parties hereto consent and agree that this Agreement shall be assigned to one or more of the Texas Entities by Employer, at Employee’s election. In the event that Employee accepts a Resumed Position and relocates to the Long Island, New York area, the parties hereto consent and agree that this Agreement shall be assigned back to Employer by the applicable Texas Entities, at Employee’s election.”

9.	Except as set forth in this Amendment, no other provisions of the Agreement have been changed, and the Agreement shall remain in full forth and effect and valid and binding on the parties thereto.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment as of the date set forth above.

EMPLOYEE

/s/ Michael Giarratano
MICHAEL GIARRATANO

HAWKEYE, LLC

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	Member, Board of Directors

INFRASTRUX, LLC

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	President & CEO

Agreed, acknowledged and consented to as of the date set forth above by:

FLOWERS HOLDING CO., INC.

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	Director

FLOWERS MANAGEMENT CO., INC.

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	Director

FLOWERS LIMITED PARTNER, INC.

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	Director

TEXAS ELECTRIC UTILITY CONSTRUCTION MANAGEMENT, LLC

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	Manager